AMENDMENT TO
SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF
POPE RESOURCES,
A DELAWARE LIMITED PARTNERSHIP

Adopted by the Board of Directors of Pope MGP, Inc., on March 29, 2020, to be effective in accordance with Section 6.10 of the Second Amended and Restated Limited Partnership Agreement of Pope Resources, A Delaware Limited Partnership, dated as of February 20, 2019.

1.	Section 6.1. Section 6.1 is hereby amended to read in its entirety as follows:

6.1    Meetings.

(a)    Meetings of the Partners may be called by the Managing General Partner or by Limited Partners owning at least ten percent (10%) of the Units as to a matter on which Partners have the right to vote. Any Partner calling a meeting shall specify the number of Units as to which the Partner is exercising the right to call a meeting, and only those specified Units shall be counted for the purpose of determining whether the required ten percent (10%) standard of the preceding sentence has been met. Partners shall call a meeting by delivering the Managing General Partner one or more calls in writing stating that the signing Persons wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within twenty (20) days after receipt of such a call from Partners or within such a greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies by the General Partners for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Partners, either directly or indirectly through the Depositary.

(b)    A meeting shall be held at a time and place or by remote communication determined by the Managing General Partner on a date not less than ten (10) nor more than sixty (60) days after the mailing of notice of the meeting. Partners may vote either in person or by proxy at any meeting. Either of the General Partners may solicit proxies with respect to any matter proposed to be considered at a meeting of Partners. No matter shall be voted upon by Partners at any meeting of the Partners unless the requirements of Section 6.9 shall be satisfied as to such matter. Any Partner approval at a meeting, other than unanimous approval by those entitled to vote shall be valid only if the general nature of the proposal was stated in the notice of meeting or in any written waiver of notice.

(c)    If authorized by the Managing General Partner in its sole discretion, and subject to such guidelines and procedures as the Managing General Partner may adopt, a meeting may be held at a place, by remote communication or both, and holders of Units and proxyholders not physically present at a meeting of Limited Partners may, by means of remote communication:

(i)     participate in a meeting of Limited Partners; and

(ii)    be deemed present in person and vote at a meeting of Limited Partners, whether such meeting is to be held at a designated place or by means of remote communication (or any combination thereof), provided that (A) the Partnership shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Limited Partner or (subject to Section 6.1(d), below) Assignee, (B) the Partnership shall implement reasonable measures to provide such Limited Partners and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Limited Partners, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any Limited Partner or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Partnership; provided further that the Managing General Partner may in its sole discretion, by resolution or delegation of authority to officers, modify or limit any of the foregoing requirements and procedures as it may determine necessary or appropriate in the circumstances.

In connection with remote attendance at any meeting set forth in this Section 6.1(c), any Limited Partner or (subject to Section 6.1(d), below) Assignee shall be deemed to have been present in person at such meeting for all purposes related to this Agreement.

(d)    Without limiting the applicability or effect of Section 5.6, the Managing General Partner may, in its sole discretion, permit Assignees to attend any meeting of the Limited Partners and to participate in the meeting, to the extent deemed appropriate by the Managing General Partner, in accordance with Section 6.1(c), above; provided, however, that a proxy given by an Assignee, or a vote cast by an Assignee, with respect to any matter to be considered by the Limited Partners shall be deemed an instruction to the Managing General Partner to vote such Units as so directed, in the capacity granted to the Managing General Partner as Limited Partner of record for all Units held by Assignees pursuant to Section 12.7.

2.	Section 6.5. Section 6.5 is hereby amended to read in its entirety as follows:

6.5    Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of Partners, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present in person, by remote communication in accordance with Section 6.1(c), or by proxy, and if, either before or after the meeting, each of the Persons entitled to vote not so present signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Person at a meeting in person, by remote communication or by proxy shall constitute a waiver of notice of the meeting, except when the Person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting.

3.	Section 6.6. Section 6.6 is hereby amended to read in its entirety as follows:

6.6    Quorum. A Majority Interest represented in person, by remote communication pursuant to Section 6.1(c), or by proxy shall constitute a quorum at a meeting of Partners. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Partners specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by the vote of a majority of the Units represented in person, by remote communication, or by proxy, but no other business may be transacted, except as provided in Section 6.1.

4.	Section 6.7. The first sentence of Section 6.7 is hereby amended to read in its entirety as follows:

The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of Partners, including, without limitation, the determination of Person entitled to vote at the meeting, the existence of a quorum, the satisfaction of the requirements of Section 6.9, the conduct of voting, the availability and method or methods of remote communication if authorized pursuant to Section 6.1(c), the validity and effect of any proxies, and the determination of any controversies, votes, or challenges arising in connection with or during the meeting.

[Signature Page Follows]

Signature Page to Amendment to Limited Partnership Agreement

This Amendment to the Second Amended and Restated Limited Partnership Agreement is effective as of March 29, 2020, the date on which the Board of Directors of Pope MGP, Inc. approved the amendment pursuant to Section 6.10. It is executed by the Partnership and its General Partners on behalf of all of the Partners.
MANAGING GENERAL PARTNER: POPE MGP, INC.

By:
Thomas M. Ringo
President/CEO

EQUITY GENERAL PARTNER: POPE EGP, INC.

By:
Thomas M. Ringo
President

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (on behalf of the Partnership and all of the Limited Partners)

By:
Thomas M. Ringo
President/CEO

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